Independent Auditors' Consent



To the Shareholders and Board of Directors of Smith Barney New Jersey Municipals Fund Inc.:

We consent to the use of our report dated May 9, 1997, with respect to the Smith Barney New Jersey Municipals Fund Inc., incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Auditors" in the Statement of Additional Information.




	KPMG Peat Marwick LLP


New York, New York
July 23, 1997